EXHIBIT 99.4

NOTICE TO BROKER DEALERS

Reynolds American Inc.

Offers to Exchange Up to the Aggregate Principal Amounts of the Series of Notes

Issued by Reynolds American Inc. Shown Below

Old Notes to be Exchanged	CUSIP Nos.		Outstanding Principal Amount
3.500% Senior Notes due 2016	761713 BH8	U8001F AL9	$414,793,000
2.300% Senior Notes due 2017	761713 BJ4	U8001F AM7	$447,092,000
8.125% Senior Notes due 2019	761713 BK1	U8001F AN5	$668,689,000
6.875% Senior Notes due 2020	761713 BL9	U8001F AP0	$641,462,000
3.750% Senior Notes due 2023	761713 BM7	U8001F AQ8	$473,689,000
8.125% Senior Notes due 2040	761713 BN5	U8001F AR6	$236,748,000
7.000% Senior Notes due 2041	761713 BP0	U8001F AS4	$240,197,000

Pursuant to the Prospectus dated                     , 2015

                    , 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is a Prospectus, dated                     , 2015 (as the same may be amended or supplemented from time to time, the “Prospectus”) and a form of Letter of Transmittal (the “Letter of Transmittal”) relating to the offers by Reynolds American Inc. (“RAI” or the “Company”) to exchange up to the aggregate principal amounts of each series of notes (the “old notes”) of the Company listed in the table above for newly issued notes issued by the Company (the “new notes”), which have been registered under the Securities Act of 1933, as amended, pursuant to a registration statement of which the Prospectus is a part, upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal (which together constitute the “Exchange Offers”). As set forth in the Prospectus, the terms of the new notes are identical in all material respects to those of the old notes, except for transfer restrictions, registration rights and rights to additional interest that do not apply to the new notes. Old notes may only be tendered in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof.

We are asking you to contact your clients for whom you hold old notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold old notes registered in their own name. The Company will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of the old notes pursuant to the Exchange Offers. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you for forwarding any of the enclosed materials to your clients. Holders who tender their old notes for exchange will not be required to pay any transfer taxes, except that holders who instruct the Company to register new notes in the name of, or request that old notes not tendered or not accepted in the Exchange Offers be returned to, a person other than the registered tendering holder, will be responsible for paying any applicable transfer tax.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	the Prospectus, dated , 2015;

2.	a Letter of Transmittal for your use in the exchange of old notes and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to exchange the old notes;

3.	a form of letter which may be sent to your clients for whose accounts you hold old notes registered in your name or in the name of your nominee, with space provided for obtaining such client’s instructions with regard to the Exchange Offers; and

4.	a Notice of Guaranteed Delivery.

Your prompt attention is requested. We urge you to contact your clients as promptly as possible. Please note the Exchange Offers will expire at          p.m., New York City time, on                     , 2015, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold old notes registered in your name or your nominee as quickly as possible.

Pursuant to the Letter of Transmittal, each holder of old notes will represent to the Company that:

•	the new notes acquired pursuant to the Exchange Offers are being acquired in the ordinary course of business of the undersigned or any beneficial owner of the old notes tendered hereby;

•	neither the undersigned holder nor any beneficial owner of the old notes tendered hereby is engaged in, intends to engage in, or has any arrangement or understanding with any person or entity to participate in, a “distribution” of the new notes within the meaning of the Securities Act;

•	neither the undersigned holder nor any beneficial owner of the old notes tendered hereby is an “affiliate” of any of RAI or the guarantors within the meaning of Rule 405 promulgated under the Securities Act;

•	if the undersigned or any beneficial owner of the old notes tendered hereby is a broker-dealer, neither the undersigned nor any such beneficial owner purchased the old notes directly from RAI for resale pursuant to an exemption from registration under the Securities Act;

•	if the undersigned or any beneficial owner of the old notes tendered hereby is a broker-dealer, the undersigned further represents, warrants and agrees that it or such other beneficial owner (a) acquired its old notes as a result of market-making or other trading activities (and not directly from RAI for resale), (b) may be considered a statutory “underwriter” under the Securities Act and (c) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes received in the Exchange Offers (which prospectus may be the Prospectus); provided, however, that, by acknowledging that you or such beneficial owner, as such a broker-dealer, will deliver, and by delivering, a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes, you or such beneficial owner will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	the undersigned holder is not acting on behalf of any person or entity that could not truthfully make the foregoing representations, warranties and agreements.

The enclosed form of letter to clients contains an authorization by the beneficial owners of the old notes for you to make the foregoing representations.

In most cases, exchanges of old notes accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of (a) certificates representing such old notes, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.

If holders of old notes wish to tender, but it is impracticable for them to forward their certificates for old notes prior to the expiration of the Exchange Offers or to comply with the book-entry transfer procedures on a timely basis, a tender may be made according to the guaranteed delivery procedures set forth in the Prospectus under the caption “The Exchange Offers—Guaranteed Delivery Procedures.”

The Exchange Offers are not being made to (nor will tenders be accepted from or on behalf of) holders of old notes residing in any jurisdiction in which the making of the Exchange Offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

Questions and requests for assistance with respect to the Exchange Offers or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at its address set forth in the Prospectus.

Very truly yours,

Reynolds American Inc.

Nothing contained herein or in the enclosed documents shall constitute you or any other person to be deemed to be an agent of the Company, or any affiliate thereof, or of the Exchange Agent, or any affiliate thereof, or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Exchange Offers other than the enclosed documents and the statements contained therein.

Enclosures

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